Putnam Dynamic Asset Allocation Conservative Fund, September 30,
2014, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	6,867
Class B	225
Class C	536
Class M	116

72DD2 (000s omitted)

Class R	75
Class R5	4
Class R6	64
Class Y	1,292

73A1

Class A	0.183
Class B	0.099
Class C	0.104
Class M	0.131

73A2

Class R	0.157
Class R5	0.218
Class R6	0.221
Class Y	0.209

74U1 (000s omitted)

Class A	38,753
Class B	2,112
Class C	5,531
Class M	912

74U2 (000s omitted)

Class R	508
Class R5	28
Class R6	292
Class Y	6,933

74V1

Class A	11.14
Class B  	11.06
Class C   11.02
Class M	11.03

74V2

Class R   11.40
Class R5  11.16
Class R6  11.17
Class Y	11.17

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.